UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
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Cyclerion Therapeutics, Inc.
(Name of Registrant as Specified In Its Charter)

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CYCLERION THERAPEUTICS, INC.
245 First Street, 18th Floor
Cambridge, MA 02142
(857) 327-8778
April 28, 2021
Dear Stockholder:
You are cordially invited to attend the annual meeting of stockholders of Cyclerion Therapeutics, Inc. The annual meeting will be held on June 24, 2021 at 8:00 a.m., Eastern Time. We will hold our annual meeting solely online via the Internet through a live webcast, safeguarding our shareholders and other participants from the pandemic risk.
We have designed the virtual format for ease of stockholder access and participation. Using online stockholder tools, stockholders may vote and submit questions online during the meeting by following the instructions in the accompanying materials. The matters to be considered by stockholders at the annual meeting are described in the accompanying materials.
It is important that you be represented at the annual meeting regardless of the number of shares you own. Whether or not you plan to attend the meeting online, we urge you to vote as soon as possible. You may vote by marking, signing and dating your proxy card and returning it in the envelope provided. Alternatively, you may vote over the Internet or by telephone. Voting over the Internet, by telephone or by written proxy will not prevent you from voting by attending online, but will ensure that your vote is counted if you are unable to attend. Please review the instructions on the proxy card regarding each of these voting options.
Your continued support of and interest in Cyclerion Therapeutics, Inc. are sincerely appreciated.
Sincerely,

Peter M. Hecht, Ph.D.
Chief Executive Officer

CYCLERION THERAPEUTICS, INC.
245 First Street, 18th Floor
Cambridge, MA 02142
(857) 327-8778
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
DATE & TIME:	June 24, 2021 at 8:00 a.m., Eastern Time.

PLACE:
This year’s Annual Meeting will be a virtual meeting, which will be conducted only via live webcast. Stockholders will only be able to participate in the Annual Meeting online, vote shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CYCN2021. Instructions on how to attend the Annual Meeting online and vote shares are described in the accompanying Proxy Statement.

ITEMS OF BUSINESS:	(1)	To elect nine directors for a term of one year;

(2)
To ratify the appointment of Ernst & Young LLP by the Audit Committee of the Board of Directors as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and

	(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE:	You are entitled to vote at the annual meeting or any adjournment of that meeting only if you were a stockholder at the close of business on April 20, 2021.

VOTING BY PROXY:
Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy (1) over the Internet, (2) by telephone, or (3) by mail. For specific instructions, please refer to the information in the proxy statement and the instructions on the proxy card.

STOCKHOLDER LIST:
A list of such stockholders will be available for inspection by any stockholder during the period from two business days after the date hereof through the Annual Meeting at www.virtualshareholdermeeting.com/CYCN2021.

BY ORDER OF THE BOARD OF DIRECTORS,

Anjeza Gjino Chief Financial Officer and Corporate Secretary
Cambridge, MA
April 28, 2021

YOU ARE CORDIALLY INVITED TO ATTEND THE VIRTUAL ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING ELECTRONICALLY DURING THE ANNUAL MEETING IF YOU CHOOSE TO DO SO.

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CYCLERION THERAPEUTICS, INC.
245 First Street, 18th Floor
Cambridge, MA 02142
(857) 327-8778
PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

June 24, 2021
GENERAL INFORMATION
This proxy statement is furnished to stockholders of Cyclerion Therapeutics, Inc., a Massachusetts corporation, in connection with the solicitation of proxies by our Board of Directors for use at our 2021 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. The Annual Meeting is scheduled to be held on June 24, 2021 at 8:00 a.m., Eastern Time.
As permitted by the rules of the Securities and Exchange Commission (the “SEC”), we are making this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 available to our stockholders electronically via the Internet at www.proxyvote.com. On or about April 28, 2021, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials, or Internet Notice, containing instructions on how to access this proxy statement and vote online or by telephone. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them pursuant to the instructions provided in the Internet Notice. The Internet Notice instructs you on how to access and review all of the important information contained in this proxy statement.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. Accordingly, we have elected to comply with the scaled-down executive compensation disclosure requirements applicable to emerging growth companies and we are not required to include a Compensation Discussion and Analysis section in this proxy statement. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which votes must be conducted.
Why am I receiving these materials?
We have sent you these proxy materials because the Board of Directors of Cyclerion Therapeutics, Inc. (sometimes referred to as the “Company” or “Cyclerion”) is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares.
Pursuant to SEC rules, we are providing access to our proxy materials via the Internet. Accordingly, we are sending an Internet Notice to all of our stockholders as of the record date. All stockholders may access our proxy materials on the website referred to in the Internet Notice. You may also request to receive a printed set of the proxy materials. You can find instructions regarding how to access our proxy materials via the Internet and how to request a printed copy in the Internet Notice. Additionally, by following the instructions in the Internet Notice, you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We believe that these rules allow us to provide our stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.
How do I attend the Annual Meeting?
The Annual Meeting will be a virtual meeting, which will be conducted only via live webcast. Stockholders will only be able to participate in the Annual Meeting online, vote shares electronically and submit questions during the Annual Meeting by visiting www.virtualshareholdermeeting.com/CYCN2021. Instructions on how to attend the Annual Meeting online and vote shares are described herein.
Why A Virtual Meeting?
We are pleased to conduct the Annual Meeting solely online via the Internet through a live webcast and online stockholder tools. Given the current environment, we believe it important for the safety of stockholders and all of our constituents to participate fully from a remote location. We have designed the virtual format for ease of stockholder access and participation. Stockholders may vote and submit questions online during the meeting by following the instructions below.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 20, 2021 will be entitled to vote at the Annual Meeting. On the record date, there were 34,133,425 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 20, 2021, your shares were registered directly in your name with Cyclerion’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote by attending the meeting online or by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 20, 2021, your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online at the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
What am I voting on?
There are two matters scheduled for a vote:
•
Election of Kevin Churchwell, M.D.; George Conrades; Marsha Fanucci; Peter M. Hecht, Ph.D.; Ole Isacson, M.D., Ph.D.; Stephanie Lovell; Terrance McGuire; Michael Mendelsohn, M.D.; and Errol De Souza, Ph.D., as director nominees (Proposal 1); and

•
Ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for the year ending December 31, 2021 (Proposal 2).

How does our Board of Directors recommend that I vote?
Our Board of Directors recommends that you vote:
•	FOR the election of each of the director nominees named in this proxy statement; and
•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021.
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I attend and vote?
You are entitled to attend and participate in the Annual Meeting only if you were a stockholder as of the record date or if you hold a valid proxy for the Annual Meeting. If you plan to attend the Annual Meeting online, please be aware of what you will need to gain admission as described herein. If you do not comply with the procedures described herein for attending the Annual Meeting online, you will not be able to participate in the Annual Meeting. Stockholders may participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/CYCN2021. To attend online and participate in the Annual Meeting, stockholders of record will need to use their 16-digit control number from the Internet Notice or proxy card. Beneficial stockholders who do not have a control number may gain access to the Annual Meeting by logging into their brokerage firm’s website and selecting the stockholder communications mailbox to link through to the Annual Meeting; instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee.
We encourage you to access the meeting fifteen minutes prior to the start time. Please allow ample time for online check-in, which will begin at 8:00 a.m. Eastern Time. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual stockholder meeting log-in page.
Stockholders may submit questions live during the meeting. Stockholders can also access copies of the proxy statement and annual report at our Annual Meeting website.
Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without participating in the Annual Meeting. We encourage stockholders to vote well before the Annual Meeting, even if they plan to attend the Annual Meeting, by completing proxies online at [www.proxyvote.com] or by telephone, or, if they received printed copies of these materials, by mailing their proxy cards. Stockholders can vote via the internet in advance of or during the Annual Meeting. Stockholders who attend the virtual Annual Meeting can vote during the meeting while the polls are open by clicking on the “Vote” button at www.virtualshareholdermeeting.com/CYCN2021 or submit questions during the Annual Meeting in the text box. Even if you plan to participate in the meeting, we recommend that you vote in advance by proxy, in case you later change your mind and determine not to participate in the meeting.
How will my shares be voted if I vote by proxy?
Your proxy will be voted according to the instructions you provide. If you complete and submit your proxy but do not otherwise provide instructions on how to vote your shares, your shares will be voted (i) “FOR” the individuals nominated to serve as members of our Board of Directors, and (ii) “FOR” the ratification of Ernst & Young LLP, as our independent registered public accounting firm for the year ending December 31, 2021.
Our Board does not currently know of any other matter that may come before the Annual Meeting. However, your proxies are authorized to vote on your behalf, using their discretion, on any other business that properly comes before the Annual Meeting.
How are votes counted?
Before the Annual Meeting, our Board of Directors will appoint one or more inspectors of election for the meeting. The inspector(s) will determine the number of shares represented at the meeting, the existence of a quorum and the validity and effect of proxies. The inspector(s) will also receive, count, and tabulate ballots and votes and determine the results of the voting on each matter that comes before the Annual Meeting.
Abstentions and votes withheld, and shares represented by proxies reflecting abstentions or votes withheld, will be treated as present for purposes of determining the existence of a quorum at the Annual Meeting. They will not be considered as votes “for” or “against” any matter for which the stockholder has indicated their intention to abstain or withhold their vote, except for abstentions under Proposal Two, which will have the same effect as a vote against. Broker or nominee non-votes, which occur when shares held in “street name” by brokers or nominees who indicate that they do not have discretionary authority to vote on a particular matter, will not be considered as votes “for” or “against” that particular matter. Broker and nominee non-votes will be treated as present for purposes of determining the existence of a quorum, and may be entitled to vote on certain matters at the Annual Meeting.

What constitutes a quorum at the Annual Meeting?
In accordance with Massachusetts law (the law under which we are incorporated) and our Bylaws, the presence at the Annual Meeting, by proxy or by attending online, of the holders of a majority of the outstanding shares of the capital stock entitled to vote at the Annual Meeting constitutes a quorum, thereby permitting the stockholders to conduct business at the Annual Meeting. Abstentions, votes withheld, and broker or nominee non-votes will be included in the calculation of the number of shares considered present at the Annual Meeting for purposes of determining the existence of a quorum.
If a quorum is not present at the Annual Meeting, a majority of the stockholders present by attending online and by proxy may adjourn the meeting to another date. If an adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting by our Board, we will provide notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the originally called meeting.
What vote is required to elect our directors for a one-year term?
The affirmative vote of a plurality of the votes of the shares present, by attending online or by proxy, at the Annual Meeting is required for the election of each of the nominees for director. “Plurality” means that the nominees receiving the largest number of votes up to the number of directors to be elected at the Annual Meeting will be duly elected as directors. Abstentions, votes withheld, and broker or nominee non-votes will not affect the outcome of director elections.
What vote is required to ratify Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021?
The affirmative vote of a majority of the shares present, by attending online or by proxy, and entitled to vote at the Annual Meeting is required to approve the ratification of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2021. Abstentions will have the same effect as a negative vote. However, broker or nominee non-votes, and shares represented by proxies reflecting broker or nominee non-votes, will not have the effect of a vote against this proposal as they are not considered to be present and entitled to vote on this matter.

CORPORATE GOVERNANCE
Our board size is currently set at nine directors. The following individuals have been nominated to serve on our Board (See “Proposal 1 — Election of Director Nominees” on page 30 of this Proxy Statement):
Name	Age	Position	Director Since
Kevin Churchwell, M.D.	59	Director	2019
George Conrades	82	Director	2019
Marsha Fanucci	68	Chair of the Board of Directors	2019
Peter M. Hecht, Ph.D.	57	Chief Executive Officer and Director	2019
Ole Isacson, M.D., Ph.D.	61	Director	2019
Stephanie Lovell	61	Director	2019
Terrance McGuire	65	Director	2019
Michael Mendelsohn, M.D.	66	Director	2019
Errol De Souza, Ph.D.	67	Director	2021
The following biographies set forth the names of our directors and director nominees, their ages, the year in which they first became directors, their positions with us, their principal occupations and employers for at least the past five years, any other directorships held by them during the past five years in companies that are subject to the reporting requirements of the Securities Exchange Act of 1934 (the “Exchange Act”), or any company registered as an investment company under the Investment Company Act of 1940, as well as additional information, all of which we believe sets forth each director nominee’s qualifications to serve on the Board. There is no family relationship between and among any of our executive officers or directors. There are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them are elected as an officer or director, except as disclosed below.
Kevin Churchwell, M.D. has served as a member of our Board of directors since we commenced operations as an independent company in April 2019. Dr. Churchwell has been the CEO of Boston Children’s Hospital since March 2021, President since September 2018, and executive vice president of health affairs and chief operating officer at Boston Children’s Hospital since August 2013. Before joining Boston Children’s Hospital, Dr. Churchwell was the chief executive officer of Nemours/Alfred I. duPont Hospital for Children from November 2010 to July 2013. Prior to that, Dr. Churchwell was the chief executive officer and executive director for the Monroe Carrell Jr. Children’s Hospital, part of the Vanderbilt University Medical Center, from July 2007 to October 2010. Dr. Churchwell was appointed the Robert and Dana Smith Associate Professor of Anesthesia at Harvard Medical School in 2013.
Dr. Churchwell graduated with a B.S. in Biology from the Massachusetts Institute of Technology and received his M.D. from Vanderbilt Medical School. Dr. Churchwell’s vast experience as a clinician, researcher, hospital executive and administrator provides important and valuable perspective to our board of directors in designing and implementing patient treatments.
George Conrades has served as a member of our Board of Directors since we commenced operations as an independent company in April 2019. Mr. Conrades has served as an executive advisor to Akamai Technologies, Inc., or Akamai, since June 2018. Previously, Mr. Conrades was the chairman of Akamai from August 2010 until March 2018, and executive chairman from 2005 to 2010. Mr. Conrades was both chairman and chief executive officer of Akamai from 1999 to 2005. Mr. Conrades has been a managing partner at Longfellow Venture Partners since 2009 and was a venture partner of Polaris Venture Partners from 1998 to 2012, where he is now partner emeritus. From 1997 to 1998, Mr. Conrades served as executive vice president of GTE and president of GTE Internetworking. Mr. Conrades served as chief executive officer of BBN Corporation from 1994 until its acquisition by GTE Internetworking in 1997. Prior to joining BBN Corporation, Mr. Conrades was a senior vice president at International Business Machines Corporation, or IBM, and a member of IBM’s corporate management board. Mr. Conrades has served as a director of Oracle Corporation since 2008 and was previously a director of Harley Davidson, Inc. from 2002 to April 2016, Akamai from 1998 to March 2018, and Ironwood Pharmaceuticals, Inc. (“Ironwood”) from 2005 until April 2016. Additionally, Mr. Conrades currently serves as life trustee on the board of Ohio Wesleyan University.
Mr. Conrades received a B.A. in physics and math from Ohio Wesleyan University and an M.B.A. from the University of Chicago. Mr. Conrades’ experience as chief executive officer of two public companies and as division president at two additional high technology companies, coupled with his past and present directorships and trusteeships, make him an important member of our board of directors, particularly with respect to our corporate governance, growth strategy, and business plans.
Marsha Fanucci has served as a member of our Board of Directors since March 2019. Ms. Fanucci served as senior vice president and chief financial officer of Millennium Pharmaceuticals, Inc. from July 2004 through January 2009, where she was responsible for corporate strategy, treasury, financial planning, and reporting and operations. While at Millennium, she also served as vice president, finance and corporate strategy and vice president, corporate development and strategy. Previously, she was vice president of corporate development and strategy at Genzyme Corporation, a biotechnology company, from 1998 to 2000. From 1987 to 1998, Ms. Fanucci was employed at Arthur D. Little, Inc. where she most recently served as vice president and director. Ms. Fanucci has served on the board of directors of Alnylam Pharmaceuticals, Inc., Forma Therapeutics, and Syros Pharmaceuticals, Inc. since 2010, 2014, and 2015, respectively. Previously, she served on the board of directors of Ironwood and Momenta Pharmaceuticals, Inc.
Ms. Fanucci received her B.S. in pharmacy from West Virginia University and her M.B.A. from Northeastern University. Because of her extensive financial experiences at Millennium Pharmaceuticals and Genzyme in addition to her current and former directorships at Ironwood, Syros Pharmaceuticals, Alnylam Pharmaceuticals, Forma Therapeutics, and Momenta Pharmaceuticals, Ms. Fanucci provides valuable industry insight and essential financial expertise as we execute our corporate objectives.
Peter M. Hecht, Ph.D. has served as our chief executive officer and a member of our Board of Directors since we commenced operations as an independent company in April 2019. Previously, he served as the chief executive officer of Ironwood and as a member of its board of directors from its founding in 1998 to March 2019. Under Dr. Hecht’s leadership, Ironwood grew into a commercial biotechnology company with over 700 employees, the market-leading IBS-C drug, and five novel drug candidates in clinical development. Prior to founding Ironwood, Dr. Hecht was a research fellow at Whitehead Institute for Biomedical Research. Dr. Hecht serves on the board of Kallyope Inc., a privately held biotechnology company.
Dr. Hecht earned a B.S. in mathematics and an M.S. in biology from Stanford University, and a Ph.D. in molecular biology from the University of California at Berkeley. Dr. Hecht’s experiences as the founder of a commercial biotechnology company and his tenure as its chief executive officer and a board member make him a valuable member of our board of directors.
Ole Isacson, M.D., Ph.D. has served as a member of our Board of Directors since we commenced operations as an independent company in April 2019. Dr. Isacson has been professor of neurology and neuroscience at Harvard Medical School since 2002. Prior to his current role, Dr. Isacson served in a number of academic roles at Harvard Medical School. Since its founding in 2005, Dr. Isacson has been principal faculty of the Harvard Stem Cell Institute and is the founding director of the Neuroregeneration Institute at McLean Hospital, where he has served as a director since 2010. From September 2016 to May 2017, Dr. Isacson was the chief scientific officer and senior vice president for Pfizer Inc.’s Neuroscience and Pain Worldwide R&D division.
Dr. Isacson received his Medical Bachelor and Doctor of Medicine degrees from the University of Lund in Sweden. Dr. Isacson brings significant medical and scientific insight to our board of directors, as well as experience leading the R&D function of a multinational biopharmaceutical company.
Stephanie Lovell has served as a member of our Board of Directors since we commenced operations as an independent company in April 2019. Ms. Lovell has served as the executive vice president, Medicare and chief legal officer for Blue Cross Blue Shield of Massachusetts, Inc., or BCBSMA, since July 2015. Ms. Lovell previously served as the senior vice president and general counsel of BCBSMA from December 2011 to July 2015. Prior to BCBSMA, Ms. Lovell was the senior vice president of administration and general counsel for Boston Medical Center from March 2007 to December 2011. She also previously served as the first assistant attorney general in the Massachusetts Office of the Attorney General and as the executive director for the Massachusetts State Ethics Commission. Ms. Lovell currently serves as a director of TransMedics Group, Inc, the New England Law Foundation and The Partnership, Inc., and as a trustee of the Massachusetts Taxpayers Foundation. She also is a member of the investment committee of Goodwill Industries of Massachusetts.

Ms. Lovell received a B.A. in philosophy from Hamilton College and a J.D. from Boston University School of Law. Ms. Lovell brings to our board of directors invaluable experience in the healthcare payer and reimbursement markets, as well as government and regulatory affairs, providing important perspective and insight to our board of directors.
Terrance McGuire has served as a member of our Board of Directors since we commenced operations as an independent company in April 2019. Mr. McGuire was a co-founder and is currently a general partner of Polaris Partners. Prior to starting Polaris Partners in 1996, Mr. McGuire spent seven years at Burr, Egan, Deleage & Co., investing in early stage medical and information technology companies. He serves on the board of directors of several private companies and has served on the boards of Acceleron Pharma, Inc., Arsanis, Inc., Ironwood and Pulmatrix, Inc. Mr. McGuire is the former chairman of the National Venture Capital Association, which represents ninety percent of the venture capitalists in the U.S., chairman of the board of the Thayer School of Engineering at Dartmouth College, and a member of the boards of The David H. Koch Institute for Integrative Cancer Research at the Massachusetts Institute of Technology and The Arthur Rock Center for Entrepreneurship at Harvard Business School.
Mr. McGuire earned a B.S. in physics and economics from Hobart College, an M.S. in engineering from The Thayer School at Dartmouth College, and an M.B.A. from Harvard Business School. Mr. McGuire brings to our board of directors extensive experiences as a venture capitalist focused on the biotechnology industry, as well as many years of experience as a director of biotechnology companies guiding them in the execution of their corporate strategy and objectives.
Michael Mendelsohn, M.D. has served as a member of our Board of Directors since we commenced operations as an independent company in April 2019. Dr. Mendelsohn has been the executive chairman of Cardurion Pharmaceuticals since May 2016 and is the president of the Mendelsohn Consulting Group LLC, which he formed in September 2013. Since April 2015, Dr. Mendelsohn has been a senior advisor and consultant to the chief medical and scientific officer of Takeda Pharmaceutical Co. Ltd. and, since December 2014 until Fall of 2018 he served as senior advisor and consultant and a member of the pharmaceuticals advisor committee for the chief scientific officer and president of R&D at Ironwood. From May 2014 until July 2017, Dr. Mendelsohn was a venture partner for SV Health Investors. Prior to that, Dr. Mendelsohn was the senior vice president and global head of cardiovascular research at Merck Research Laboratories from June 2010 to November 2013. From 1993 to 2010, Dr. Mendelsohn served in various roles at Tufts Medical Center and Tufts University School of Medicine, including as founder and executive director of the Molecular Cardiology Research Institute and as chief scientific officer from 2008 to 2010. Previously, Dr. Mendelsohn was a member of the cardiovascular faculty at Brigham and Women’s Hospital and Harvard Medical School. Dr. Mendelsohn serves as a director of Foghorn Therapeutics, Inc. and previously served on the board of directors of Regado Biosciences Inc. from November 2013 to May 2015.
Dr. Mendelsohn received a B.A. in chemistry and English from Amherst College and a M.D. from Harvard Medical School. Dr. Mendelsohn brings extensive experience to our Board of Directors as a physician-scientist, along with his insights as a consultant to lead researchers for multinational biopharmaceutical companies.
Errol De Souza, Ph.D has served as a member of our Board of Directors since April 2021. Dr. De Souza has been the executive chairman of Bionomics Limited since November 2018. Previously, Dr. De Souza served as president, chief executive officer, and director of several companies, including Neuropore Therapies, Inc from January 2017 to December 2019, Biodel, Inc. from March 2010 to January 2016, Archemix Corp from April 2003 to March 2009 and Synaptic Pharmaceutical Corporation from September 2002 to March 2003. From September 1998 to September 2002 Dr. De Souza held senior vice president roles at Hoechst Marion Roussel Pharmaceuticals, Inc. and Aventis Pharmaceuticals, Inc. He was also founder, chief scientific officer and director at Neurocrine Biosciences, Inc. from October 1992 to August 1998 and head of CNS Diseases Research at DuPont Merck from May 1990 to October 1992. Dr. De Souza is currently a member of the board of directors of Catalyst Biosciences, Inc., Bionomics Limited and Royalty Pharma. He has previously served on the board of directors of Targacept, Inc., IDEXX Laboratories, Palatin Technologies, Inc. and a number of private company boards.

Dr. De Souza received a B.A. in physiology and a Ph.D. in endocrinology from the University of Toronto. Dr. De Souza brings to our board extensive strategic and CNS experience as an executive in the biopharmaceutical industry, having founded companies and served as executive chairman, president and CEO of several public and private biopharmaceutical companies.
Independence of Directors
As required under the listing standards of the Nasdaq Global Select Market (“Nasdaq”), a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following seven directors satisfy the independence standard established by the Nasdaq listing standards, as well as the corporate governance guidelines adopted by our Board of Directors: Messrs. Churchwell, Conrades, Isacson, McGuire, Mendelsohn and De Souza, and Mses. Fanucci and Lovell. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.
Board Leadership Structure
The Board of Directors of the Company has an independent Chair, Ms. Fanucci, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of the Board as a whole.
Role of the Board in Risk Oversight
One of the Board’s functions is informed, tailored oversight of Cyclerion’s risk management process. The Board oversees risk directly through the Board as a whole, as well as through various Board standing committees that address risks specific to their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company.
We have implemented and continue to refine an enterprise risk management process. On an ongoing basis, we identify key risks, assess their potential impact and likelihood, and, where appropriate, implement operational measures and controls or purchase insurance coverage in order to help ensure adequate risk mitigation. Periodically, key risks, status of mitigation activities, and potential new or emerging risks are reported to and discussed with senior management and further addressed with our Board, as necessary. On at least an annual basis, a long-term comprehensive enterprise risk management update is provided to our Board.
Our Audit Committee has the responsibility to consider and discuss our major financial and IT risk exposure and the approach management uses to monitor and control this exposure, including guidelines and policies to govern the risk management processes. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.
Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.
Our Compensation Committee oversees and reviews our compensation policies and programs to ensure that they encourage an appropriate balance of risk and reward, and that they align management’s incentives with those of our shareholders.

Meetings of the Board of Directors
The Board of Directors met eight times in 2020. No director attended less than 75% of the meetings of the Board of Directors and its committees on which he or she served.
Information Regarding Committees of the Board of Directors
The Board of Directors has four committees: (a) an Audit Committee, (b) a Compensation Committee, (c) Science Committee, and (d) a Nominating and Corporate Governance Committee, each of which operates pursuant to a charter adopted by our Board. The following table provides membership of each Board committee.
Name	Audit Committee	Compensation Committee	Science Committee	Nominating and Corporate Governance Committee
Kevin Churchwell, M.D.		X*	X
George Conrades	X*
Errol De Souza, Ph.D.		X	X
Marsha Fanucci				X
Ole Isacson, M.D., Ph.D.		X	X
Stephanie Lovell	X
Terrance McGuire	X			X*
Michael Mendelsohn, M.D.			X*	X
*	Committee Chairperson
Below is a description of the Audit Committee, the Compensation Committee, the Science Committee, and the Nominating and Corporate Governance Committee. Each such committee has authority to engage legal counsel or other experts or consultants, as it deems necessary to carry out its responsibilities. The Board of Directors has determined that each member of each such committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee is responsible for, among other duties:
•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements, earnings releases and related disclosures;
•	reviewing and discussing with management and our independent registered public accounting firm our internal controls and internal auditing procedures, including any material weaknesses in either;
•	discussing our accounting policies and all material correcting adjustments with our management and our independent registered public accounting firm;
•
discussing with our management and our independent registered public accounting firm any significant risks facing the company and the related mitigation plans, as well as monitoring our internal control over financial reporting and disclosure controls and procedures;

•	appointing, overseeing and approving the compensation for and, when necessary, terminating our independent registered public accounting firm;
•
approving all audit services and all permitted non-audit, tax and other services to be performed by our independent registered public accounting firm, in each case, in accordance with the audit committee’s pre-approval policy;

•
discussing with the independent registered public accounting firm its independence and ensuring that it receives the written disclosures regarding these communications required by the Public Company Accounting Oversight Board;

•	reviewing and approving all related party transactions;
•	recommending to our Board of Directors whether the audited financial statements should be included in our annual report and preparing the audit committee report required by SEC rules;
•	reviewing all material communications between our management and our independent registered public accounting firm;
•	reviewing, updating and recommending to our Board of Directors changes to our code of business conduct and ethics;
•
overseeing the integrity of our information technology systems, processes and data and reviewing and assessing with management the adequacy of security for such technology systems, processes and data; and

•	establishing procedures for the receipt, retention, investigation and treatment of accounting related complaints and concerns.
The Audit Committee is currently composed of three directors: Ms. Lovell, Mr. McGuire and Mr. Conrades, who serves as Chair. Each member of the Audit Committee is financially literate and has accounting or related financial management expertise. The Audit Committee met four times during fiscal year 2020. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.cyclerion.com.
The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq rules).
The Board of Directors has also determined that Mr. Conrades qualifies as an “audit committee financial expert,” as defined under applicable SEC rules. The Board made a qualitative assessment of Mr. Conrades’ level of knowledge and experience based on a number of factors, including his formal education and prior experience as chief executive officer of two public reporting companies.
Compensation Committee
The Compensation Committee of the Board of Directors acts on behalf of the Board to, among other things, administer the Company’s compensation policies and human resources philosophy, and to enable the Company to attract and motivate qualified personnel and advise the Board regarding, and facilitate the Board’s oversight of, the compensation of members of the Board and the Company’s CEO and other executive officers. The Compensation Committee is responsible for:
•	reviewing and approving corporate goals and objectives relevant to executive officer compensation and evaluating the performance of executive officers in light of those goals and objectives;
•
reviewing and approving executive officer compensation, including salary, bonus and incentive compensation, deferred compensation, perquisites, equity compensation, benefits provided upon retirement, severance or other termination of employment and any other forms of executive compensation;

•	reviewing and approving our chief executive officer’s compensation based on its evaluation of our chief executive officer’s performance;
•
reviewing and making recommendations to our Board of Directors, or approving, any contracts or other transactions with our current or former executive officers, including consulting arrangements, employment contracts, severance or termination arrangements and loans to employees;

•	overseeing and administering our incentive compensation plans and equity-based plans and recommending the adoption of new incentive compensation plans and equity-based plans to our Board of Directors;
•	making recommendations to our Board of Directors with respect to director compensation;
•	making recommendations to our Board of Directors with respect to management succession planning, including planning with respect to our chief executive officer; and

•
reviewing and discussing with management any compensation related material required to be included in our filings with the SEC and recommending to our Board of Directors whether such compensation related material should be included in such filings.

The Compensation Committee is currently composed of three directors: Drs. Isacson, De Souza and Churchwell, who serves as Chair. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards), and each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 of the Exchange Act) and an “outside director” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). The Compensation Committee met six times during fiscal year 2020. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.cyclerion.com.
Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and Pearl Meyer & Partners, LLC (“Pearl Meyer”), the compensation consultant engaged by the Compensation Committee. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. Under the Compensation Committee’s charter, it has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and legal, accounting or other advisors that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that such independence assessment be undertaken when the advisers role is limited to consulting on broad based plans generally available to all salaries employees, or providing non-customized information.
During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq described above, the Compensation Committee engaged Pearl Meyer as its compensation consultant. Our Compensation Committee identified Pearl Meyer based on its general reputation in the industry. The Compensation Committee requested that Pearl Meyer:
•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and
•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.
As part of its engagement, Pearl Meyer was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Pearl Meyer ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Pearl Meyer, the Compensation Committee approved the recommendations of Pearl Meyer at its May 14, 2020 and December 16, 2020 meeting to change its peer group, based primarily on the changed size of the company from the prior year.
Science Committee
The Science Committee of the Board of Directors was created to assist the Board in oversight of the Company’s research and development activities to support the strategic goals of the Company and to recommend key strategic and tactical matters to the Board, in the context of science and research and development.
The Science Committee is responsible for, among other duties:
•	reviewing the overall scientific and research and development strategy of the Company;

•	reviewing the Company’s research and development programs and the Company's attainment of key research and development milestones;
•	reviewing the Company's annual Research & Development allocation of resources to discovery programs;
•	reviewing any relevant external scientific research, discoveries and commercial developments, as appropriate; and
•	reviewing the Company’s overall intellectual property strategies.
The Science Committee is currently composed of four directors: Dr. Churchwell, Dr. Isacson, Dr. De Souza and Dr. Mendelsohn, who serves as Chair. All members of the Science Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Science Committee met four times during fiscal year 2020.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board of Directors is responsible for, among other duties:
•	identifying individuals qualified to become members of our Board of Directors;
•	recommending to our Board of Directors the persons to be nominated for election as directors;
•	assisting our Board of Directors in recruiting such nominees;
•	recommending to our Board of Directors qualified individuals to serve as committee members;
•	performing an annual evaluation of our Board of Directors;
•	evaluating the need and, if necessary, creating a plan for the continuing education of our directors;
•	assessing and reviewing our corporate governance guidelines and recommending any changes to our Board of Directors; and
•	evaluating and approving any requests from our executives to serve on the board of directors of another for-profit company.
The Nominating and Corporate Governance Committee is composed of three directors: Ms. Fanucci, Dr. Mendelsohn and Mr. McGuire, who serves as Chair. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met two times during fiscal 2020. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website and www.cyclerion.com.
It is the policy of the Board that directors should possess strong personal and professional ethics, integrity and values, demonstrate a keen understanding of, and enthusiasm for, the Company, its business and its industry, and be committed to representing the long-term interests of the Company’s shareholders. The composition of the Board should also encompass a range of talents, ages, skills, diversity, business experience and clinical/scientific expertise sufficient to provide sound and prudent oversight with respect to the operations and interests of the Company.
When considering potential nominees for director, the Committee looks to maintain a balance of perspectives, qualifications, qualities and skills on the Board, and will look for nominees who exhibit, among other qualities:
•	the highest professional and personal ethics;
•	broad experience in business, the biopharmaceutical industry, government or science;
•	ability to provide insights and practical wisdom based on their experience and expertise;
•	commitment to enhancing shareholder value;
•	sufficient time to carry out their duties effectively; their service on other boards of public companies should be limited as set forth in the Company’s Corporate Governance Guidelines;

•	compliance with legal and regulatory requirements;
•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company; and
•	except in exceptional cases, satisfy the independence standards established by the Nasdaq listing standards.
Other than the foregoing, there are no stated minimum criteria for director nominees, although the Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders.
The Company is committed to inclusion and diversity within the Board, and confirms that its policy of non-discrimination based on race, color, religion, gender, national origin, ethnicity, age, disability, veteran status, pregnancy, marital status, sexual orientation or any other reason prohibited by applicable law applies in the assessment and selection of all director candidates.
The Committee may use any process it deems appropriate for the purpose of evaluating candidates that is consistent with the policies set forth in its charter, the Company’s Bylaws, the Company’s Corporate Governance Guidelines and its policy, which process may include, without limitation, personal interviews, background checks, written submissions by the candidates and third party references. Although the Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors shall be evaluated using a substantially similar process and under no circumstances shall the Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.
Stockholder Communications with the Board of Directors
Our Board of Directors will consider any written or electronic communication from our stockholders to the Board, a committee of the Board or any individual director. Any stockholder who wishes to communicate to the Board of Directors, a committee of the Board or any individual director should submit written or electronic communications to our secretary at our principal offices, which shall include contact information for such stockholder. All communications from stockholders received shall be forwarded by our secretary to the appropriate recipient(s) on a periodic basis, but in any event no later than the Board of Director’s next scheduled meeting. The appropriate recipient(s) will consider and review carefully any communications from stockholders forwarded by our secretary.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board of Directors has adopted corporate governance guidelines that set forth the responsibilities of the Board of Directors and the qualifications and independence of its members and the members of its standing committees. In addition, our Board of Directors adopted a code of business conduct and ethics setting forth standards applicable to all of our directors, officers and employees. The corporate governance guidelines and code of business conduct and ethics are available on our website at www.cyclerion.com. We expect that any amendment to the code, or any waivers of its requirements, that apply to our chief executive officer, chief financial officer, chief accounting officer, or corporate controller, if any, will be disclosed on our website.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND OTHER MATTERS
Ernst & Young LLP, the independent registered public accounting firm that audited our financial statements for the year ended December 31, 2020, has served as our independent registered public accounting firm since our formation. We expect a representative from Ernst & Young LLP to be present at the Annual Meeting. The representative will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.
Our Board has asked the stockholders to ratify the appointment by our Audit Committee of Ernst & Young LLP, as our independent registered public accounting firm. See “Proposal 2 — Ratification of Appointment of Ernst & Young LLP as Our Independent Registered Public Accounting Firm” on page 31 of this Proxy Statement.
The following table represents aggregate fees billed to the Company for the year ended December 31, 2020 by Ernst & Young LLP, the Company’s principal accountant.
Year Ended December 31, 2020
Audit fees	$670,000
Audit-related fees	—
Tax fees	$85,000
All other fees	—
Total fees	$755,000
Audit fees for 2020 were for professional services rendered for the audit of our annual financial statements and reviews of interim financial statements included in our quarterly reports on Form 10-Q, including accounting consultations, as well as for services that are normally provided in connection with regulatory filings or engagements.
Tax fees for 2020 were for professional services rendered in connection with Ironwood Tax Matters Agreement related to the 2020 Equity Private Placement.
All fees described above were pre-approved by the Audit Committee.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Ernst & Young LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant’s independence.

REPORT OF THE AUDIT COMMITTEE
The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such information by reference.
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with management of the Company. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
The Audit Committee reviewed its written charter previously adopted by our Board. Following this review, the Audit Committee determined that no changes needed to be made with respect to the Audit Committee charter at this time.
By the Audit Committee of the Board of Directors of Cyclerion Therapeutics, Inc.
George Conrades (Chair)
Stephanie Lovell
Terrance McGuire

Dated April 28, 2021

EXECUTIVE OFFICERS
Our executive officers, and their respective ages as of April 28, 2021, are as follows:
Name	Age	Position(s) with the Company
Andreas Busch, Ph.D.	57	Chief Scientific Officer
Cheryl Gault	42	Chief Operating Officer
Anjeza Gjino	38	Chief Financial Officer and Corporate Secretary
Peter M. Hecht, Ph.D.	57	Chief Executive Officer and Director
No executive officer is related by blood, marriage or adoption to any other director or executive officer.
Set forth below is certain information with respect to the executive officers who are not directors of the Company.
Andreas Busch, Ph.D. has served as our Chief Scientific Officer since January 1, 2021. Previously, Dr. Busch served as Chief Innovation Officer, Head of the Innovation Center since joining Cyclerion on April 29, 2019. Prior to joining Cyclerion, Dr. Busch served as the Head of Research and Development and Chief Scientific Officer at Shire plc, a position he held since January 2018. From May 2005 to December 2017, Dr. Busch held various positions at Bayer AG, including Head of Drug Discovery for Bayer Pharma and Bayer Animal Health from January 2016 to December 2017 and Executive Vice President, Global Head Drug Discovery for Bayer HealthCare and Bayer Pharma from December 2006 to December 2015. Additionally, Dr. Busch served as a member of the Executive Committee of Bayer HealthCare from February 2007 to December 2015. Prior to that, Dr. Busch was Global Head of Cardiovascular Research at Hoechst and Sanofi-Aventis. Dr. Busch holds a Ph.D. in pharmacology and is extra-ordinary Professor at the Johann Wolfgang Goethe-University Frankfurt.
Cheryl Gault has served as our Chief Operating Officer since January 1, 2021. Ms. Gault joined the Company upon inception, originally as Vice President, Head of Strategy and, since May 2020, as Senior Vice President, Strategy & Corporate Development. Immediately prior thereto, Ms. Gault held various positions at Ironwood including, most recently from February 2017, as Vice President, Commercial Strategy & New Product Planning, and, prior thereto from February 2011, in various new product planning and brand positions. Prior to Ironwood, she was at Genzyme Corporation in a variety of sales and marketing roles in the biosurgery division. Ms. Gault holds a B.S in marketing from Boston College.
Anjeza Gjino has served as our Chief Financial Officer and Corporate Secretary since January 1, 2021. Previously, Ms. Gjino served as the Vice President, Finance of the Company since inception and also became Corporate Secretary in December 2019. From November 2012 until joining the Company, Ms. Gjino held various positions at Ironwood. Ms. Gjino’s positions at Ironwood included, most recently from February 2018, as Senior Director, Strategy and Corporate Performance, and, prior thereto from September 2015, as Director, Financial Planning and Analysis. Prior to joining Ironwood, Ms. Gjino held other finance positions in the healthcare industry, including most recently at PerkinElmer, Inc. Ms. Gjino holds an M.B.A from the Massachusetts Institute of Technology and a B.S in corporate finance from Bentley University.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 28, 2021 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options or restricted stock units held by that person that are currently exercisable, exercisable within 60 days of March 28, 2021, or vested and will settle within 60 days of March 28, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
The percentage of beneficial ownership in the table below is based on 34,129,925 shares of common stock outstanding as of March 28, 2021.
This table is based upon information supplied by officers, directors and stockholders known by us to be beneficial owners of more than 5% of our common stock, information obtained from Schedules 13G or 13D filed with the SEC, and based on information publicly available reporting beneficial ownership of our common stock. Unless otherwise noted below, no stockholder has had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years.
Beneficial Owner	Number of Shares of Common Stock	Percentage
Officers and Directors
Peter M. Hecht, Ph.D.(1)	1,773,497	5.0%
Andreas Busch, Ph.D.(2)	416,579	1.2%
Anjeza Gjino(3)	68,562	*
Christopher Wright, M.D., Ph.D(4)	157,628	*
Cheryl Gault(5)	156,820	*
Kevin Churchwell, M.D.(6)	12,421	*
George Conrades(7)	14,334	*
Marsha Fanucci(8)	26,950	*
Ole Isacson, M.D., Ph.D.(9)	12,421	*
Stephanie Lovell(10)	12,421	*
Terrance McGuire(11)	654,237	1.9%
Michael Mendelsohn, M.D.(12)	12,421	*
Errol De Souza, Ph.D.	—	*
All executive officers and directors as a group (12 persons)	3,318,291	9.2%
Greater than 5% Stockholders
Slate Path Capital LP(13)	6,196,063	18.2%
FMR LLC (Fidelity)(14)	2,719,711	8.0%
American Endowment Foundation(15)	2,660,546	7.8%
MFN Partners L.P.(16)	2,427,677	7.1%
Artal International S.C.A. / The Invus Group, LLC(17)	1,806,531	5.3%
*	Less than 1%
(1)	Includes 1,548,970 shares of common stock issuable to Dr. Hecht upon the exercise of options that are exercisable within 60 days following March 28, 2021.
(2)	Includes 159,375 shares of common stock issuable to Dr. Busch upon the exercise of options that are exercisable within 60 days following March 28, 2021.

(3)	Includes 36,963 shares of common stock issuable to Ms. Gjino upon the exercise of options that are exercisable within 60 days following March 28, 2021.
(4)	Includes 134,796 shares of common stock issuable to Dr. Wright upon the exercise of options that are exercisable within 60 days following March 28, 2021.
(5)	Includes 147,526 shares of common stock issuable to Ms. Gault upon the exercise of options that are exercisable within 60 days following March 28, 2021.
(6)	Includes 10,000 shares of common stock issuable to Dr. Churchwell upon the exercise of options that are exercisable within 60 days following March 28, 2021.
(7)	Includes 10,000 shares of common stock issuable to Mr. Conrades upon the exercise of options that are exercisable within 60 days following March 28, 2021.
(8)	Includes 10,000 shares of common stock issuable to Ms. Fanucci upon the exercise of options that are exercisable within 60 days following March 28, 2021.
(9)	Includes 10,000 shares of common stock issuable to Dr. Isacson upon the exercise of options that are exercisable within 60 days following March 28, 2021.
(10)	Includes 10,000 shares of common stock issuable to Ms. Lovell upon the exercise of options that are exercisable within 60 days following March 28, 2021.
(11)
Includes 10,000 shares of common stock issuable to Mr. McGuire upon the exercise of options that are exercisable within 60 days following March 28, 2021. Includes 604,482 shares of common stock held by Polaris Partners VIII, L.P., 21,635 shares of common stock held by Polaris Entrepreneurs Fund VIII, L.P., 162 shares of common stock held by Polaris Venture Management Co. II, L.L.C. and 6,911 shares of common stock held by Bartlett Partners, LLC. Mr. McGuire is a managing member of Bartlett Partners, LLC and Polaris Venture Management Co. II, L.L.C. and has shared voting and investment authority over these shares.

(12)	Includes 10,000 shares of common stock issuable to Dr. Mendelsohn upon the exercise of options that are exercisable within 60 days following March 28, 2021.
(13)
Based solely upon the information provided by Slate Path Capital, LP (“Slate Path”), in a Schedule 13G filed on August 10, 2020, reporting as of July 31, 2020. Slate Path is the investment manager of Slate Path Master Fund LP (the “Slate Path Fund”), and accordingly, may be deemed to beneficially own the shares held directly by the Slate Path Fund. David Greenspan (“Mr. Greenspan”) is the managing partner of Jades GP, LLC, which is the general partner of Slate Path, and accordingly, may be deemed to beneficially own the shares held directly by the Slate Path Fund.

(14)
Based solely upon the information provided by FMR LLC (“FMR”) in a Schedule 13G/A filed on February 8, 2021, reporting as of December 31, 2020. FMR has beneficial ownership of all the shares, for which it has sole voting power with respect to 679,746 shares and sole dispositive power with respect to all of the shares. FMR reported its beneficial ownership on behalf of itself, FMR Co., Inc., and Strategic Advisors LLC. Ms. Abigail Johnson is also deemed to be the beneficial owner of these shares as the director and managing member of FMR.

(15)	Based solely upon the information provided by American Endowment Foundation in a Schedule 13G/A filed on February 5, 2021, reporting as of December 31, 2020.
(16)
Based solely upon the information provided by MFN Partners, LP (“MFN”), in a Schedule 13G/A filed on February 12, 2021, reporting as of December 31, 2020. The general partner of MFN is MFN Partners GP, LLC (“MFN GP”). The Investment manager of MFN is MFN Partners Management, LP (“MFN Management”). The general partner of MFN Management is MFN Partners Management, LLC (“MFN LLC”). Farhad Nanji and Michael DeMichele are members of MFN GP and MFN LLC.

(17)
Based upon the information provided by Artal International S.C.A. in a Schedule 13G/A filed on February 16, 2021, reporting as of December 31, 2021. Invus Public Equities (“Invus PE”) directly held 1,806,531 shares. Invus Public Equities Advisors, LLC (“Invus PE Advisors”) controls Invus PE, as its general partner and accordingly may be deemed to beneficially own the shares held by Invus PE. Artal Treasury Limited (“Artal Treasury”) controls Invus PE Advisors, as its managing member, and accordingly may be deemed to beneficially own the shares held by Invus PE. Invus, L.P. directly held 11,053 Shares. Invus Advisors LLC (“Invus Advisors”) controls Indus, L.P., as its general partner and accordingly may be deemed to beneficially own the Shares held by Invus, L.P.. In addition, Artal International S.C.A. (“Artal International”) (i) is the sole stockholder of Artal Treasury and may be deemed to beneficially own the 1,806,531 shares that Artal Treasury may be deemed to beneficially own, and (ii) as the managing member of Invus Advisors, may be deemed to beneficially own the 11,053 shares that Invus Advisors may be deemed to beneficially own. Westend S.A. (“Westend”), as the parent company of Artal Group S.A. (“Artal Group”), controls the Artal Group and, accordingly, may be deemed to beneficially own the Shares that Artal Group may be deemed to beneficially own. Stichting Administratiekantoor Westend (the “Stichting”), as majority shareholder of Westend, controls Westend and, accordingly, may be deemed to beneficially own the Shares that Westend may be deemed to beneficially own. As of January 11, 2021 Mr. Wittouck, as the sole member of the board of the Stichting, controls the Stichting and, accordingly, may be deemed to beneficially own the Shares that the Stichting may be deemed to beneficially own.

SECTION 16(A)
BENEFICIAL OWNERSHIP
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2020, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Mr. Wright filed his Form 3 late due to administrative error.

EXECUTIVE COMPENSATION
As an emerging growth company, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, reduced disclosure obligations regarding executive compensation in our proxy statements, including the requirement to include a Compensation Discussion and Analysis, as well as an exemption from the requirement to hold a non-binding advisory vote on executive compensation. We have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. As an emerging growth company, we are permitted to limit reporting of compensation disclosure to our principal executive officer and our two other most highly compensated executive officers, which we refer to as our “named executive officers” or our “NEOs.”
Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by, and paid to our named executive officers with respect to the year ended December 31, 2020 and the nine months ended December 31, 2019. Prior to April 1, 2019, we were managed and operating in the normal course of business under Ironwood. Accordingly, prior to April 1, 2019, we did not pay any compensation to any of our executive officers or employees.
Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Peter M.Hecht, Ph.D., Chief Executive Officer	2020	103,846	255,215	—	6,932	365,993
	2019	71,154	48,900		1,574	121,628
Christopher Wright, M.D., Ph.D,(4) Chief Medical Officer	2020	456,125	144,495	158,328	8,132	767,080
Andreas Busch, Ph.D.,* Chief Scientific Officer	2020	479,667	144,495	138,144	44,613	806,919
	2019	306,205	2,877,150	—	67,752	3,251,107
*
Amounts reflected above for Dr. Busch have been converted from Swiss francs to US dollars using an average exchange rate of 1.0659 USD to 1 CHF for calendar year 2020, and an average exchange rate of 1.0092 USD to 1 CHF for calendar year 2019.

(1)
Reflects the fair value of stock option awards on the date of grant calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation—Stock Compensation. For a discussion of the assumptions used in the valuation of awards, see Note 9 to our consolidated and combined financial statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K that we filed with the SEC on February 25, 2021. All values reported exclude the effects of potential forfeitures.

(2)	Represents cash incentive bonuses in the following year for performance in the identified year.
(3)
For 2020, consists of amounts for 401(k) plan matching contributions, transportation stipend and fitness stipend for Drs. Hecht and Wright, amounts for mobile phone stipend for Drs. Wright and Busch, and amounts related to office supplies for Dr. Busch. In addition, for Dr. Busch, includes $41,415 for contributions made by the Company to Swiss pension and insurance benefits (including both contributions required by applicable Swiss law and those above the compulsory level).

(4)
Dr. Wright first became a named executive officer in calendar year 2020, therefore only calendar year 2020 information is provided. Dr. Wright resigned from his position with the Company effective March 26, 2021.

Narrative to Summary Compensation Table
The Compensation Committee of our Board of Directors determines our executives’ compensation and determines the compensation of our named executive officers. For 2020, our Compensation Committee reviewed and discussed management’s proposed compensation with the Chief Executive Officer for all executives other than himself. Based on those discussions and its discretion, the Compensation Committee then approved the compensation of each executive officer without members of management present. The three primary elements of our executive officer compensation program are annual base salary, non-equity incentive plan compensation, and long-term equity incentive compensation.
Annual Base Salary
The annual base salaries of our named executive officers have been determined and approved (and are periodically reviewed) by our Compensation Committee in order to compensate our named executive officers for the satisfactory performance of duties to the Company. Annual base salaries are intended to provide a fixed component of compensation to our named executive officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for our named executive officers have been set at levels deemed necessary to attract and retain individuals with superior talent and are in line with base salaries of similar roles at our peer group companies.
Dr. Hecht’s annual base salary is $100,000. We recognize that Dr. Hecht’s cash compensation is well below his market peers, based on competitive analysis performed by and advice from Pearl Meyer, but believe that the emphasis on stock ownership significantly aligns his interests with those of our fellow stockholders’ and the creation of long-term stockholder value. In lieu of cash bonuses or salary increases, our Compensation Committee has granted Dr. Hecht stock options to keep his overall compensation competitive with that of our peers. In March 2020, the Compensation Committee granted Dr. Hecht 153,846 stock options under our 2019 Equity Incentive Plan (“2019 Equity Plan”) intended to make up for his below-market total cash compensation for 2019, 2020 and 2021 and provide him with a market-aligned total compensation package. 36,436 options under the award are intended to offset his below-market total cash salary for 2019, and 58,705 options under the award are intended to offset his below-market total cash compensation for each of 2020 and 2021. This award vests and becomes exercisable over seventy-two equal monthly installments over a six-year period on each monthly anniversary of January 1, 2020. The Compensation Committee intends to revisit the CEO total compensation package each year for continued appropriateness.
Non-Equity Incentive Plan Compensation
The Compensation Committee develops a performance-based bonus program. For 2020, the Compensation Committee determined that each named executive officer’s performance bonus should be based on their contribution towards achievement of corporate goals. Under the 2020 annual performance bonus program, each named executive officer was eligible to be considered for an annual performance bonus based on the percentage attainment, as determined by the Compensation Committee, of our 2020 corporate goals established by the Compensation Committee in its sole discretion and communicated to each officer. The Compensation Committee retained the discretion to make adjustments to the calculated bonus based on unexpected or unplanned events, the overall financial condition of the Company, extraordinary performance or underperformance, or other factors as determined appropriate by the Compensation Committee. Each named executive officer has a target bonus opportunity and may earn more or less than the annual target amount based on the Company’s performance. For 2020, Drs. Hecht and Wright each had a target bonus opportunity of 50% of their respective annual base salaries, and Dr. Busch had a target bonus opportunity of 40% of his annual base salary. The Compensation Committee determined that the percentage attainment of our corporate goals for 2020 was 72%, which resulted in a bonus of $158,328 and $138,144 for Drs. Wright and Busch, respectively, for 2020, as reflected in the column of the Summary Compensation Table above entitled “Non-Equity Incentive Plan Compensation.” Dr. Hecht did not receive a cash bonus in 2020 as the Compensation Committee determined to grant him stock options in lieu of a cash bonus or salary increases, as further discussed in “Annual Base Salary” above.
Equity-Based Awards
Our equity-based incentive awards granted to our named executive officers are designed to align the interests of our named executive officers with those of our stockholders. Vesting of equity awards is generally tied to each officer’s continuous service with us and serves as an additional incentive measure. Our executives generally are awarded an initial new hire grant upon commencement of employment and are typically awarded annual grants in line with the practice of our peer group. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.
In 2020, Drs. Busch and Wright were each awarded a nonqualified stock option grant under our 2019 Equity Plan of 75,000 stock options. These stock option awards will vest and become exercisable over forty-eight equal monthly installments over a four-year period on each monthly anniversary of November 4, 2020, subject to their respective continued employment on each such date.
In 2019, Drs. Hecht, Wright, and Busch were each awarded a performance-based nonqualified stock option grant under our 2019 Equity Plan of 75,000 stock options covering both the 2019 and 2020 performance years. These stock option awards will vest and become exercisable upon the attainment of both performance and service-based hurdles, as follows: (i) 20% of the shares subject to the option, if the average closing price of the common stock reported by Nasdaq for any thirty (30) consecutive trading days equals or exceeds $10; plus an additional (ii) 40% of the shares subject to the option, if the average closing price equals or exceeds $20; plus an additional (iii) 40% of the shares subject to the option, if the average closing price equals or exceeds $30; in each case, subject to the continuous employment or service through the later of the date that the performance hurdles set forth above are attained (but no later than December 31, 2024) and December 31, 2021. To the extent any options remain unvested as of December 31, 2024, they will be cancelled.
In addition, in 2019, Dr. Busch was awarded a new hire grant of 300,000 time-based nonqualified stock options under our 2019 Equity Plan as part of his new hire total compensation.
Outstanding Equity Awards as of December 31, 2020
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Peter M. Hecht, Ph.D.	53,083	—	—	12.24	02/01/2021(3)
	36,088	—	—	16.21	02/01/2022(3)
	43,679	—	—	14.40	02/01/2023(3)
	37,972	—	—	15.54	03/03/2024(3)
	56,500	—	—	17.20	03/16/2025(3)
	223,893	—	—	11.28	03/01/2026(3)
	330,395	14,382	—	18.47	02/27/2027(3)
	237,643	142,687	—	16.02	02/21/2028(3)
	384,730	473,100	—	14.21	01/29/2029(3)
	—	—	15,000	2.01	11/22/2029(4)
	—	—	30,000	2.01	11/22/2029(4)
	—	—	30,000	2.01	11/22/2029(4)
	23,504	130,342	—	2.65	03/31/2030(5)
Christopher Wright, M.D., Ph.D.	35,068	5,961	—	18.04	05/01/2027(3)
	24,584	14,760	—	16.02	02/21/2028(3)
	28,663	35,244	—	14.21	01/29/2029(3)
	23,437	51,563	—	10.10	09/06/2029(6)
	—	—	15,000	2.01	11/22/2029(4)
	—	—	30,000	2.01	11/22/2029(4)
	—	—	30,000	2.01	11/22/2029(4)
	1,562	73,438	—	2.48	11/04/2030(6)
						28,356	$86,769
Andreas Busch, Ph.D.	125,000	175,000		15.40	04/29/2029(7)
	—	—	15,000	2.01	11/22/2029(4)
	—	—	30,000	2.01	11/22/2029(4)
	—	—	30,000	2.01	11/22/2029(4)
	1,562	73,438	—	2.48	11/04/2030(6)
(1)	The RSUs vest over four years as to 25% of the award on each approximate anniversary of the grant date.
(2)	Market value is calculated by multiplying the number of RSUs that have not vested by the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2020, which was $3.06.
(3)
The options represent outstanding Ironwood equity awards that were converted into Cyclerion options at the time of the separation in accordance with an employee matters agreement dated as of March 30, 2019, that we entered into with Ironwood in connection with our separation from Ironwood in 2019. The unvested options vest as to 1/48th of the shares on each monthly anniversary of the vesting commencement date until fully vested.

(4)
The options vest and become exercisable upon the attainment of both performance-based and service-based hurdles as follows: (i) 20% of the shares subject to the option, if the average closing price of the common stock reported by Nasdaq for any thirty (30) consecutive trading days equals or exceeds $10; plus an additional (ii) 40% of the shares subject to the option, if the average closing price equals or exceeds $20; plus an additional (iii) 40% of the shares subject to the option, if the average closing price equals or exceeds $30; in each case, subject to the continuous employment or service through the later of the date that the performance hurdles set forth above are attained (but no later than December 31, 2024) and December 31, 2021. To the extent any options remain unvested as of December 31, 2024, they will be cancelled.
(5)	The options vest and become exercisable over seventy-two equal monthly installments over a six-year period on each monthly anniversary of January 1, 2020.
(6)	The options vest as to 1/48th of the shares on each monthly anniversary of the vesting commencement date until fully vested.
(7)	The options vest as to 25% of the shares on the first anniversary of the vesting commencement date and 1/48th of the shares each month thereafter for the next 36 months.
Retirement Benefits and Other Compensation
Our US-based named executive officers were eligible to participate in our employee benefits, including health insurance and group life insurance, disability benefits, and fitness, transportation, and mobile phone stipends, in each case on the same basis as our other employees. We maintain a 401(k) plan intended to qualify as a tax-qualified plan under Section 401 of the U.S. Internal Revenue Code of 1986, as amended, which our US-based named executive officers are eligible to participate in on the same basis as our other employees. The 401(k) plan has a 75% matching company contribution on the first $8,000 of an employee’s annual contribution. We maintain a pension plan for Dr. Busch, our Swiss-based employee, that provides pension and disability benefits that are above the compulsory level required by applicable Swiss law. Dr. Busch does not participate in our US-based health insurance and group life insurance, disability, or 401(k) plans. Our US-based named executive officers did not participate in, or otherwise receive any other benefits under any pension, retirement or deferred compensation plan sponsored by us during 2020. We generally do not provide perquisites or personal benefits except in limited circumstances, and we did not provide any perquisites or personal benefits to our named executive officers in 2020.
Agreements with our Named Executive Officers
On April 1, 2019, the Company entered into offer letters with Drs. Hecht and Wright. The Company entered into an offer letter with Dr. Busch on April 29, 2019. Pursuant to Dr. Hecht’s offer letter, he receives an initial base salary of $100,000 per year. Dr. Busch did not receive a salary increase in 2020, and his base salary was 450’000 CHF per year. Dr. Wright received a 3% salary increase in 2020, and his base salary for 2020 was $439,800 per year. Each of Drs. Hecht and Wright had an individual annual bonus target opportunity of 50% of his respective base salary, and Dr. Busch had an individual annual bonus target of 40% of his base salary, in each case, with the amount of any bonus ultimately earned, subject to achievement of corporate goals and the discretion of the Compensation Committee.
On September 23, 2019, the Compensation Committee adopted the Cyclerion Therapeutics, Inc. Executive Severance Plan (the “Severance Plan”) pursuant to which the Company provides severance pay and other benefits to employees of the Company at the level of vice president or above (each, a “participant”), in the event of such employee’s termination under certain circumstances described therein. The Severance Plan became effective as of October 1, 2019. Each of Drs. Hecht, Busch, and Wright were eligible to participate in the Severance Plan.
Under the terms of the Severance Plan, the Company will provide a participant with the severance payments set forth below if such participant’s employment with the Company is terminated other than for cause, death or disability, or by such participant for good reason (a “qualifying termination”) and not during the period (A) beginning six months prior to the earlier of the date the Company (a) first publicly announces it is conducting negotiations related to a change in control, or (b) enters into a definitive agreement that would result in a change in control and (B) ending on the earlier of (x) two-years after the change of control or (y) the date on which the Company announces that the definitive agreement has been terminated or on which the Company abandoned its efforts to consummate such change in control (such period, the “change in control protection period”):
(i)
an amount in cash equal to such participant’s annual base salary payable in installments in accordance with the Company’s normal payroll practices during the twelve-month period following the effective date of such participant’s termination from the Company;

(ii)	an amount in cash equal to such participant’s pro-rated annual cash incentive for the year of termination of employment, based on actual performance (or, if the terms of such participant’s annual cash incentive have not yet been determined for the year of termination, an amount in cash equal to the participant’s pro-rated annual cash incentive for the year prior to the year of termination of employment, based on target) (“pro-rated annual cash incentive”) payable in a lump-sum payment; and
(iii)
for a period not longer than twelve-months, reimbursement for COBRA premiums paid by such participant, less the amount that such participant would be required to contribute for group health coverage if such participant were an active employee of the Company.

Additionally, pursuant to the Severance Plan, if a participant experiences a qualifying termination during the change in control protection period, the Company will provide such participant with payment of the following:
(i)	a lump-sum payment in cash equal to 1.0 times (1.5 times for the CEO) the sum of such participant’s annual base salary and target annual bonus;
(ii)	a lump-sum payment in cash equal to such participant’s pro-rated annual cash incentive;
(iii)
for a period not longer than twelve-months (eighteen-months for the CEO), reimbursement for COBRA premiums paid by such participant, less the amount that such participant would be required to contribute for group health coverage if such participant were an active employee of the Company; and

(iv)	acceleration of all unvested time-based equity awards as of the later to occur of the change of control or such participant’s effective date of termination.
The Severance Plan further provides that if a participant’s employment with the Company is terminated on account of death or disability, such participant (or such participant’s estate in the event of death) will be entitled to a lump-sum payment in cash equal to such participant’s pro-rated annual cash incentive and, for a period not longer than twelve-months, reimbursement for COBRA premiums paid by such participant, less the amount that such participant would be required to contribute for group health coverage if such participant were an active employee of the Company.
The severance benefits payable to a participant under the Severance Plan are subject to: (i) the execution and non-revocation of a general release of claims in favor of the Company, which such release contains certain non-competition covenants; (ii) such participant’s compliance with all confidentiality obligations to the Company and all restrictive covenants; (iii) a six-month delay to the extent required under Section 409A of the U.S. Internal Revenue Code of 1986, as amended; and (iv) reduction to the minimum extent necessary to avoid any excise tax on the “parachute payments,” but only if such reduction would put the participant in a better after-tax position than the participant would be in if the participant received the full amount of the severance benefits and paid the excise tax. With respect to each participant, the Severance Plan supersedes all severance, separation notice or termination benefits under any other employment, severance or change in control policy, plan agreement or practice of the Company.

DIRECTOR COMPENSATION
We provide compensation to our non-employee directors that is designed to enable us to attract and incentivize high quality directors, provide them with compensation at a level that is consistent with our compensation objectives and encourage their ownership of our stock to further align their interests with those of our shareholders.
Our directors who are our full-time employees receive no additional compensation for service as a member of our Board of Directors. As a result, Dr. Hecht is not compensated for his service as a member of our Board of Directors. Dr. Hecht’s compensation for his service as our Chief Executive Officer is described above in the section of this proxy statement entitled “Executive Compensation.”
Effective as of June 1, 2019, under our Non-Employee Director Compensation Policy, our non-employee directors’ compensation consists of the following:
•	an annual cash retainer for each non-employee director of $35,000;
•	an additional cash retainer for the Chair of the Board of $30,000;
•
an additional cash retainer for each member of the Audit Committee, Compensation Committee, Science Committee, and Nominating and Corporate Governance Committee of $7,500, $5,000, $5,000 and $4,000, respectively;

•
an additional cash retainer for each Chair of the Audit Committee, Compensation Committee, Science Committee and Nominating and Corporate Governance Committee of $15,000, $10,000, $10,000 and $8,000, respectively; and

•	stock option awards of 10,000 shares of the Company’s common stock under our 2019 Equity Plan.
The following table sets forth information regarding compensation awarded to, earned by, and paid to our non-employee directors for the year ended December 31, 2020:
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Kevin Churchwell, M.D.	43,563(2)	29,411	72,974
George Conrades	50,000(3)	29,411	79,411
Marsha Fanucci	69,000(4)	29,411	98,411
Ole Isacson, M.D., Ph.D.	43,563(5)	29,411	72,974
Stephanie Lovell	42,500(6)	29,411	71,911
Terrance McGuire	50,500(7)	29,411	79,911
Michael Mendelsohn, M.D.	46,126(8)	29,411	75,537
Amy Schulman	45,000(9)	29,411	74,411
(1)
On June 16, 2020, each non-employee director was granted a stock option to purchase 10,000 shares of the Company's common stock having an exercise price per share equal to the closing price on the grant date or $4.46 per share. The stock option awards vest in full on the first anniversary of the grant date subject to the terms and conditions of the stock option award agreement and are all outstanding as of December 31, 2020 (other than those stock options granted to Ms. Schulman, who resigned from the Board on December 16, 2020). The amounts in the above table reflect the fair value of stock option awards on the date of grant calculated in accordance with the provisions of Financial Accounting Standards Board Accounting Standard Codification Topic 718, Compensation—Stock Compensation. For a discussion of the assumptions used in the valuation of awards, see Note 9 to our consolidated and combined financial statements for the year ended December 31, 2020 included in our Annual Report on Form 10-K that we filed with the SEC on February 25, 2021. All values reported exclude the effects of potential forfeitures.

(2)	Dr. Churchwell received this compensation for his service on our Board and as a member of the Compensation Committee and as a member of the Science Committee.
(3)	Mr. Conrades received this compensation for his service on our Board and as Chair of the Audit Committee.
(4)	Ms. Fanucci received this compensation for her service as Chair of our Board and as a member of the Nominating and Corporate Governance Committee.
(5)	Dr. Isacson received this compensation for his service on our Board and as a member of the Compensation Committee and as a member of the Science Committee.
(6)	Ms. Lovell received this compensation for her service on our Board and as a member of the Audit Committee.
(7)	Mr. McGuire received this compensation for his service on our Board, as a member of the Audit Committee and as Chair of the Nominating and Corporate Governance Committee.
(8)	Dr. Mendelsohn received this compensation for his service on our Board and as a member of the Nominating and Corporate Governance Committee and as Chair of the Science Committee.
(9)	Ms. Schulman received this compensation for her service on our Board and as Chair of the Compensation Committee. Ms. Schulman resigned from the Board effective December 16, 2020.

TRANSACTIONS WITH RELATED PARTIES
AND INDEMNIFICATION
Related Person Transactions Policy
We have a written related person transactions policy (the “Policy”) that governs the review and approval of related party transactions. Pursuant to the Policy and the charter of the Audit Committee, the Audit Committee will review and approve or disapprove all related person transactions that, under the rules of the SEC, are required to be disclosed in our proxy statement. In its review, the Audit Committee will consider, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.
The Policy provides that no director will participate in any discussion or approval pursuant to the Policy of a related person transaction for which he or she (or an immediate family member, as defined in the Policy) is a related person, except that the director will provide all material information concerning the related person transaction to the Audit Committee.
The Policy also provides that if a related person transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related person. Thereafter, the Audit Committee will periodically review and assess ongoing relationships with the related person to confirm that they are in compliance with the Audit Committee’s guidelines and that the related person transaction remains appropriate.
Certain Related-Party Transactions
The following includes a summary of transactions since January 1, 2020 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Other than as described below, there have not been, nor are there currently any proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which include equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation.”
Transactions with Ironwood
As part of the Separation from Ironwood, the Company entered into Transition Services Agreements and a Development Agreement with Ironwood.
Under the Transition Services Agreements, the Company provides certain services to Ironwood, and Ironwood provides certain services to the Company, each related to corporate functions such as finance, procurement, facilities and development for a period of up to two years from the date of the Separation, unless earlier terminated or extended by mutual agreement. These services are charged to and from Ironwood and are recorded as part of operating expenses. All services provided to and from the Company under the Transition Services Agreements were completed as of March 31, 2020 and the agreements were terminated. The net charge to operating expenses for the Transition Services Agreements was de minimis for the year ended December 31, 2020.
Under the Development Agreement, the Company provides certain research and development services to Ironwood at mutually agreed upon rates and the amounts earned are recorded as revenue from related party. Such research and development activities are governed by a joint steering committee composed of representatives of both Ironwood and the Company. Ironwood and the Company have agreed that the Development Agreement will not be renewed beyond its initial term which ends on March 31, 2021. The Company recorded approximately $2.3 million in revenue from related party for services provided under the Development Agreement for the year ended December 31, 2020.
In accordance with the Separation Agreement, there were certain other transactions and adjustments post-Separation between the Company and Ironwood. For the year ended December 31, 2020, the Company recorded approximately $0.7 million in general and administrative expense for the reimbursement of certain expenses to Ironwood in accordance with the Separation Agreement.

The total amount due from Ironwood at December 31, 2020 was approximately $0.1 million, primarily from the Development Agreement, and is reflected as related party accounts receivable. There was no amount due to Ironwood at December 31, 2020.
Other Related Party Transactions
During the year ended December 31, 2020, the Company paid approximately $1.5 million to a related party which it engaged to provide research and development transaction support services. The entity became a related party when Mark Currie, the Company’s President, joined its board in January 2020. There was approximately $0.3 million due to the related party at December 31, 2020.
Effective January 1, 2021, Dr. Currie serves as a senior advisor to the Company on a consulting basis. For his services, Dr. Currie will be paid consulting fees in the amount of $180,000 per year and receive an award of 350,000 stock options under the 2019 Equity Plan, which options were granted on January 4, 2021, have an exercise price equal to the fair market value of the Company’s stock on that date, and vest as to (i) 50,000 such options upon the date of an achievement of a U.S. intellectual property milestone for the first CNS-penetrant sGC stimulator if such achievement occurs prior to the fifth anniversary of the grant date, and (ii) 300,000 of such options upon the date of the first U.S. approval of a CNS sGC stimulator discovered during Dr. Currie’s tenure if such date occurs prior to the tenth anniversary of the grant date.
Indemnification
We provide indemnification for our directors and executive officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under our Bylaws, we are required to indemnify our directors and executive officers to the extent not prohibited under Massachusetts law. We have also entered into indemnity agreements with certain officers and directors. These agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Massachusetts law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our Proxy Materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or by contacting Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717, telephone: 1-866-540-7095. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By order of the Board of Directors,

Anjeza Gjino
Chief Financial Officer and Corporate Secretary
Dated: April 28, 2021
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2020 is available without charge upon written request to Cyclerion Therapeutics, 245 First Street, 18th Floor, Cambridge, Massachusetts 02142, Attention: Corporate Secretary.

PROPOSAL ONE

ELECTION OF DIRECTOR NOMINEES
Our Bylaws provide that our Board shall consist of no less than three directors (except when there are fewer than three shareholders), and that the number of directors may be increased or decreased at any time by a vote of a majority of the directors then in office. Currently, we have eight directors. The following individuals are being nominated to serve on our Board: Peter M. Hecht, Ph.D.; Kevin Churchwell, M.D.; George Conrades; Marsha Fanucci; Ole Isacson, M.D., Ph.D.; Stephanie Lovell; Terrance McGuire; Michael Mendelsohn, M.D; and Errol De Souza, Ph.D.
For information about each of our nominees and our Board generally, please see “Corporate Governance” beginning on page 5.
If elected, the nominees will hold office until the next annual meeting and until a respective successor is elected and has been qualified, or until such director resigns or is removed from office. Management expects that each nominee will be available for election, but if any of them is unable to serve at the time the election occurs, your proxy will be voted for the election of another nominee to be designated by a majority of the independent directors serving on our Board.
The affirmative vote of the holders of a plurality of the shares present by way of attending online or represented by proxy and entitled to vote at the Annual Meeting at which a quorum is present is required for the election of each director nominee.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE LISTED ABOVE.

PROPOSAL TWO

RATIFICATION OF APPPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Board is submitting the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm to the stockholders for ratification at our Annual Meeting. Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Audit Committee has requested the Board submit the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present by way of attending online or represented by proxy and entitled to vote at the Annual Meeting at which a quorum is present will be required to ratify the selection of Ernst & Young LLP.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CYCLERION THERAPEUTICS, INC.
245 FIRST STREET, RIVERVIEW II, 18TH FLOOR
CAMBRIDGE, MA 02142

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 23, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CYCN2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 23, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D49908-P51726

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CYCLERION THERAPEUTICS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Kevin Churchwell, M.D.
02) George Conrades
03) Marsha Fanucci
04) Peter M. Hecht, Ph.D.
05) Ole Isacson, M.D., Ph.D.
06) Stephanie Lovell
07) Terrance McGuire
08) Michael Mendelsohn, M.D.
09) Errol De Souza, Ph.D.

The Board of Directors recommends you vote FOR the following proposal:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D49909-P51726

CYCLERION THERAPEUTICS, INC.
Annual Meeting of Shareholders
June 24, 2021 8:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Cheryl Gault and Anjeza Gjino, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of CYCLERION THERAPEUTICS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, EDT on June 24, 2021, virtually at www.virtualshareholdermeeting.com/CYCN2021 and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side